NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS FULL YEAR
AND FOURTH QUARTER 2013 RESULTS

AUSTIN, TEXAS, FEBRUARY 13, 2014—Forestar Group Inc. (NYSE: FOR) today reported full year 2013 net income of approximately $29.3 million, or $0.80 per diluted share, compared with full year 2012 net income of approximately $12.9 million, or $0.36 per diluted share outstanding. Full year 2013 results include a previously unrecognized tax benefit of approximately $6.3 million, or $0.17 per share, related to qualified timber gains. Full year 2012 results include after-tax expenses of approximately ($4.1) million, or ($0.12) per share, associated with acquisition of CREDO Petroleum Corporation, and an after-tax loss of ($2.9) million, or ($0.08) per share, associated with loss on extinguishment of debt related to amendment and extension of our term loan.

“During 2013, housing markets continued to strengthen and we experienced the highest level of residential lot sales and margins since 2006. In addition, residential tract sales strengthened, reflecting robust builder demand for lot positions. Commercial tract sales also increased, commensurate with a broadening real estate recovery. Multifamily demand, which has led the way in this housing recovery, remained solid in our target markets.

“Oil and gas investments and production continued to increase in the Bakken / Three Forks formations in North Dakota and in the Lansing-Kansas City formation in Kansas and Nebraska. In addition, total proved reserves increased nearly 52% to 8.5 million BOE (barrel of oil equivalent) despite producing almost 1.1 million BOE during 2013, which represents a strong pipeline of future opportunities to accelerate oil and gas production and returns,” said Jim DeCosmo, president and chief executive officer of Forestar Group.

Full Year 2013 Significant Highlights (Includes Ventures)

Real Estate

•	Sold 1,883 developed residential lots, with margins up 28% compared with 2012

•	Sold over 6,810 acres of undeveloped land for $3,385 per acre

•	Sold 171 commercial acres for over $197,000 per acre

•	Sold 1,617 acres of residential tracts for nearly $14,200 per acre

•	Sold Promesa, a stabilized multifamily community for $41.0 million, generating earnings of $10.9 million

Oil and Gas

•
Oil production up nearly 88% compared with 2012, principally due to the acquisition of CREDO Petroleum and additional investments principally targeting the Bakken/Three Forks and Lansing-Kansas City formations

•	83 new productive gross oil and gas wells; 18 wells waiting on completion and drilling at year-end

•	Leased nearly 9,200 net mineral acres to third parties principally in Texas for nearly $2.5 million

Other Natural Resources

•	Sold over 609,500 tons of fiber for $15.88 per ton

Fourth Quarter 2013 Significant Highlights (Includes Ventures)

The company reported fourth quarter 2013 net income of approximately $13.0 million, or $0.33 per diluted share, compared with fourth quarter 2012 net income of approximately $10.0 million, or $0.28 per diluted share outstanding. Fourth quarter 2012 results include after-tax expenses of approximately ($0.4) million, or ($0.01) per share, associated with the acquisition of CREDO Petroleum.

Real Estate

•	Sold 530 developed residential lots, with margins up almost 18% compared with fourth quarter 2012

•	Sold nearly 1,129 acres of residential tracts for over $12,400 per acre

•	Sold 115 commercial acres for over $210,000 per acre

•	Sold 3,510 acres of undeveloped land for over $3,100 per acre

Oil and Gas

•	Oil production up nearly 14% compared with fourth quarter 2012, principally due to additional investments primarily in the Bakken/Three Forks and Lansing-Kansas City formations

•	13 new productive gross oil and gas wells

•	Sold interest in 1,365 net mineral acres of leasehold interests for $1.3 million in gains

Other Natural Resources

•	$3.8 million gain on partial termination of timber lease

•	Sold nearly 92,400 tons of fiber for $16.20 per ton

Fourth Quarter and Full Year 2013 Segment Financial Results (Includes Ventures)

Real Estate

($ in millions)	Q4 2013	Q4 2012	FY 2013	FY 2012
Segment Revenues	$77.7	$48.4	$248.0	$120.1
Segment Earnings	$27.7	$21.7	$68.4	$53.6

Fourth quarter and full year 2013 real estate segment earnings were higher compared with fourth quarter and full year 2012 principally due to higher average prices and margins for residential lots, increased residential lot sales, and higher commercial and residential tract sales. In addition, fourth quarter and full year 2012 real estate segment earnings include an $8.2 million gain associated with a venture's sale of the Las Brisas multifamily community near Austin.

Oil and Gas

($ in millions)	Q4 2013	Q4 2012	FY 2013	FY 2012
Segment Revenues	$18.9	$17.2	$72.3	$44.2
Segment Earnings	$1.0	$7.1	$18.9	$26.6

Oil and gas segment earnings decreased in fourth quarter 2013 compared with fourth quarter 2012 principally due to higher exploration costs in Kansas and Nebraska, higher production costs and increased operating expenses. In addition, fourth quarter 2013 oil production in the Bakken / Three Forks in North Dakota was negatively impacted by severe weather conditions. Oil and gas segment earnings decreased in full year 2013 compared with full year 2012 principally due to lower lease bonus revenues and delay rentals, lower oil royalties, higher exploration and production costs, and higher operating expenses.

Other Natural Resources

($ in millions)	Q4 2013	Q4 2012	FY 2013	FY 2012
Segment Revenues	$1.8	$3.0	$10.7	$8.3
Segment Earnings	$3.7	$0.8	$6.5	$0.0

Fourth quarter and full year 2013 other natural resources segment earnings increased compared with fourth quarter and full year 2012 principally due to a $3.8 million gain associated with termination of a timber lease in connection with the sale of over 2,400 acres from the Ironstob venture near Atlanta. Fiber sales were down in fourth quarter 2013 compared with fourth quarter 2012 principally due to scheduled mill outages by customers. Fiber sales and pricing were higher in full year 2013 compared with 2012.

OUTLOOK

“Housing markets continue to show steady demand for residential lots and increased interest in residential and commercial tracts. As a result, we continue to accelerate real estate development activities to meet growing demand. Our multifamily team continues to build a solid pipeline of multifamily development sites, with our multifamily venture project in Austin on target to be sold in the first half of 2014 and construction continuing on over 650 units for projects in Denver and Dallas. In January 2014, we formed a venture for development of our multifamily site in Nashville. We will continue to evaluate and acquire additional multifamily sites to further develop our pipeline.

“In oil and gas, year-end 2013 total proved reserves are approximately 8.5 million BOE (barrel of oil equivalent), up nearly 52% compared with year-end 2012, principally a reflection of our investment in exploration and drilling activity, growing production, reserves and value. During 2013, we participated in accelerated exploration and drilling activity in North Dakota, Kansas and Nebraska. During the year, we participated in approximately 44 gross wells in North Dakota, essentially doubling the number of working interest wells in the Bakken or Three Forks compared with year-end 2012. In addition, we participated in drilling approximately 36 gross wells in Kansas and Nebraska, representing a 50% increase in the number of working interest wells in the Lansing-Kansas City formation compared with year-end 2012. Going forward, we anticipate our working interest investments in the Bakken/Three Forks and Lansing-Kansas City formations to essentially double in 2014. As a result, we expect 2014 capital expenditures for oil and gas to reach approximately $175 - 200 million and anticipate our share of total production in 2014 to exceed 1.6 million BOE, a nearly 50% increase compared with 2013.

“Since year-end 2011, we have been focused on executing and delivering our Triple in FOR strategic initiatives by improving financial performance, increasing transparency and disclosure and growing our business through strategic and disciplined investments. The combination of our value creation strategy, a solid balance sheet, improving market conditions and attractive investment opportunities for our oil and gas and real estate businesses have us well positioned to further grow earnings and returns,” concluded Mr. DeCosmo.

The Company will host a conference call on February 13, 2014 at 10:00 am ET to discuss results of full year and fourth quarter 2013. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-800-901-5241 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2963. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 47503677.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At year-end 2013, the real estate segment owns directly or through ventures almost 130,000 acres of real estate located in ten states and 14 markets in the U.S. The real estate segment has 13 real estate projects representing approximately 25,800 acres currently in the entitlement process, and 74 entitled, developed and under development projects in eight states and 12 markets encompassing over 12,600 acres, comprised of almost 20,400 planned residential lots and approximately 2,100 commercial acres. The oil and gas segment includes approximately 837,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Alabama, and Georgia and 247,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include 7,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but are not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclically of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	Fourth Quarter		Full Year
	2013	2012	2013	2012
	(In thousands)
Revenues:
Real estate (a)	$77,747	$48,431	$248,011	$120,115
Oil and gas	18,883	17,167	72,313	44,220
Other natural resources	1,758	2,979	10,721	8,256
Total revenues	$98,388	$68,577	$331,045	$172,591
Segment earnings:
Real estate	$27,707	$21,651	$68,454	$53,582
Oil and gas	990	7,138	18,859	26,608
Other natural resources	3,715	798	6,507	29
Total segment earnings	32,412	29,587	93,820	80,219
Items not allocated to segments:
General and administrative expense (b)	(5,662)	(5,694)	(20,597)	(25,176)
Share-based compensation expense	(1,442)	(3,438)	(16,809)	(14,929)
Gain on sale of assets	—	—	—	16
Interest expense	(5,112)	(3,714)	(20,004)	(19,363)
Other corporate non-operating income	39	33	119	191
Income before taxes	20,235	16,774	36,529	20,958
Income tax expense (c)	(7,236)	(6,742)	(7,208)	(8,016)
Net income attributable to Forestar Group Inc.	$12,999	$10,032	$29,321	$12,942

Net income per common share:
Diluted	$0.33	$0.28	$0.80	$0.36

Weighted average common shares outstanding (in millions):
Diluted (d)	39.4	35.6	36.8	35.5

	Year-End
Supplemental Financial Information:	2013	2012
	(In thousands)
Cash and cash equivalents	$192,307	$10,361

Borrowings under credit facility	200,000	244,000
Convertible senior notes, net of discount (e)	99,890	—
Tangible equity unit notes, net of discount	25,619	—
Other debt (f)	31,898	50,063
Total debt	$357,407	$294,063
 _____________________

(a)
Real estate includes construction revenue incurred as a general contractor associated with the development of two multifamily venture properties. Construction revenue in fourth quarter and FY 2013 were $5.0 million and $31.6 million, compared to $8.8 million and $11.0 million in fourth quarter and FY 2012.

(b)	2012 general and administrative expense includes $6.3 million in transaction costs to outside advisors associated with our acquisition of Credo Petroleum.

(c)	Full year 2013 results include a previously unrecognized tax benefit of $6.3 million related to qualified timber gains in third quarter 2013.

(d)	Fourth quarter and full year 2013 weighted average diluted shares outstanding includes 3.3 million and 0.8 million associated with our tangible equity units issued November 2013.

(e)	Represents $125 million convertible senior notes issued February 2013, net of unamortized discount.

(f)	Consists principally of consolidated venture non-recourse debt.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	Fourth Quarter		Full Year
	2013	2012	2013	2012
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	530	384	1,883	1,365
Revenue per Lot Sold	$65,963	$58,070	$58,271	$52,037
Commercial Acres Sold	115	40	171	95
Revenue per Commercial Acre Sold	$210,296	$208,271	$197,088	$130,758
Undeveloped Acres Sold	3,510	7,373	6,811	9,325
Revenue per Acre Sold	$3,138	$1,900	$3,385	$2,067
Owned & Consolidated Ventures:
Residential Lots Sold	441	251	1,469	926
Revenue per Lot Sold	$64,358	$57,641	$58,101	$52,016
Commercial Acres Sold	62	28	99	83
Revenue per Commercial Acre Sold	$211,994	$194,458	$175,972	$114,846
Undeveloped Acres Sold	3,470	7,373	6,703	9,190
Revenue per Acre Sold	$3,141	$1,900	$3,395	$2,059
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	89	133	414	439
Revenue per Lot Sold	$73,916	$58,879	$58,872	$52,080
Commercial Acres Sold	53	12	72	12
Revenue per Commercial Acre Sold	$208,325	$239,754	$226,206	$239,754
Undeveloped Acres Sold	40	—	108	135
Revenue per Acre Sold	$2,886	$—	$2,737	$2,600

YEAR-END 2013
REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres (a)
Undeveloped Land
Owned	84,332
Ventures	6,730				91,062
Residential
Owned		23,162	7,604	867
Ventures			1,818	255	33,706
Commercial
Owned		2,668	1,062	523
Ventures			324	159	4,736
Total Acres	91,062	25,830	10,808	1,804	129,504

Estimated Residential Lots			17,279	3,082	20,361
 _____________________

(a)
In addition, Forestar owns a 58% interest in a venture which controls approximately 14,000 acres of undeveloped land in Georgia with minimal investment. Excludes acres associated with fully developed commercial and income producing properties.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
PERFORMANCE METRICS

	Fourth Quarter		Full Year
	2013	2012	2013	2012
Leasing Activity from Owned Mineral Interests
Acres Leased	800	5,000	9,200	8,900
Average Bonus / Acre	$310	$300	$270	$600
Delay Rentals Received	$26,000	$64,000	$588,000	$2,219,000
Oil & Gas Production
Royalty Interests (a)
Gross Wells (at end of the period)	547	542	547	542
Oil Production (Barrels)	42,000	52,700	172,700	236,000
Average Oil Price ($ / Barrel)	$91.06	$80.98	$86.07	$86.96
Natural Gas Production (MMcf)	300.8	468.4	1,305.1	1,710.0
Average Natural Gas Price ($ / Mcf)	$3.27	$2.56	$3.28	$2.58
BOE Production (b)	92,200	130,800	390,300	521,000
Average Price ($ / BOE)	$52.21	$41.81	$49.07	$47.85
Working Interests
Gross Wells (at end of the period)	473	403	473	403
Oil Production (Barrels)	153,100	118,800	525,000	135,300
Average Oil Price ($ / Barrel)	$85.26	$80.08	$90.50	$81.82
Natural Gas Production (MMcf)	217.2	221.5	853.4	279.0
Average Natural Gas Price ($ / Mcf)	$4.09	$3.59	$3.72	$3.50
BOE Production (b)	189,300	155,700	667,200	181,800
Average Price ($ / BOE)	$73.64	$66.20	$75.97	$66.26
Total Oil & Gas Interests
Gross Wells (c) (at end of the period)	1,011	936	1,011	936
Oil Production (Barrels)	195,100	171,500	697,700	371,300
Average Oil Price ($ / Barrel)	$86.51	$80.36	$89.40	$85.09
Natural Gas Production (MMcf)	518.0	689.9	2,158.5	1,989.0
Average Natural Gas Price ($ / Mcf)	$3.61	$2.89	$3.46	$2.71
BOE Production (b)	281,500	286,500	1,057,500	702,800
Average Price ($ / BOE)	$66.62	$55.07	$66.04	$52.61
Average Daily Production
BOE per Day
Royalty Interests	1,002	1,422	1,069	1,427
Working Interests (d)	2,058	1,692	1,828	nm
Total	3,060	3,114	2,897	1,427
Working Interests BOE per Day (d)
North Dakota	1,033	753	795	nm
Kansas/Nebraska	456	331	420	nm
Texas, Louisana and Other	569	608	613	nm
Total	2,058	1,692	1,828	nm
 _____________________

(a)
Includes our share of venture activity in which we own a 50% interest. Our share of natural gas production is 58 MMcf and 247 MMcf in fourth quarter and full year 2013, and 74 MMcf and 321 MMcf in fourth quarter and full year 2012.

(b)	BOE – Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl).

(c)
Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well. Excludes nine working interest wells at year-end 2013 and 2012 as we also own a royalty interest in these wells.

(d)	Full year 2012 BOE per day related to working interests is not meaningful (nm) because our acquisition of Credo Petroleum did not occur until September 28, 2012.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT

	Fourth Quarter		Full Year
	2013	2012	2013	2012
Well Activity
Mineral Interests Owned (a)
Net Acres Held By Production	36,000	39,000	36,000	39,000
Gross Wells Drilled	5	—	5	13
Productive Gross Wells	547	542	547	542
Mineral Interests Leased
Net Acres Held By Production (b)	37,000	37,000	37,000	37,000
Gross Wells Drilled	13	14	83	14
Productive Gross Wells (b)	464	394	464	394
Total Well Activity
Net Acres Held By Production	73,000	76,000	73,000	76,000
Gross Wells Drilled	18	14	88	27
Productive Gross Wells	1,011	936	1,011	936
 _____________________

(a)
Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well. Excludes nine working interest wells at year-end 2013 and 2012 as we also own a royalty interest in these wells.

(b)	Excludes 8,000 net acres and 1,181 wells in which we have an overriding royalty interest.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
MINERAL INTERESTS

MINERAL INTERESTS OWNED (a)

Forestar’s oil and gas segment includes approximately 590,000 owned net mineral acres principally located in Texas, Louisiana, Georgia and Alabama.

State	Unleased	Leased (b)	Held By Production (c)	Total (d)
		(Net acres)
Texas	205,000	20,000	27,000	252,000
Louisiana	125,000	10,000	9,000	144,000
Georgia	152,000	—	—	152,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
	524,000	30,000	36,000	590,000
 _____________________

(a)	Represents net acres and includes ventures.

(b)
Includes leases in primary lease term or for which a delayed rental payment has been received. In the ordinary course of business, leases covering a significant portion of leased owned mineral acres may expire from time to time in a single reporting period.

(c)	Acres being held by production are producing oil or gas in paying quantities.

(d)
Texas, Louisiana, California and Indiana net acres are calculated as the gross number of surface acres multiplied by our percentage ownership of the mineral interest. Alabama and Georgia net acres are calculated as the gross number of surface acres multiplied by our estimated percentage ownership of the mineral interest based on county sampling. Excludes 477 net mineral acres located in Colorado.

MINERAL INTERESTS LEASED

Forestar’s oil and gas segment includes approximately 247,000 net mineral acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, Alabama, Texas and North Dakota, predominantly as result of our September 28, 2012 acquisition of Credo Petroleum.

State	Undeveloped	Held By Production (a)	Total
Nebraska	138,000	5,000	143,000
Kansas	24,000	5,000	29,000
Oklahoma	15,000	17,000	32,000
Alabama	9,000	—	9,000
Texas	11,000	2,000	13,000
North Dakota	3,000	4,000	7,000
Other	10,000	4,000	14,000
	210,000	37,000	247,000
 _____________________

(a)	Excludes approximately 8,000 net acres of overriding royalty interests.

FORESTAR GROUP INC.
OTHER NATURAL RESOURCES SEGMENT
PERFORMANCE METRICS

	Fourth Quarter		Full Year
Other Natural Resources	2013	2012	2013	2012
Fiber Sales (a)
Pulpwood tons sold	60,800	105,000	375,200	370,200
Average pulpwood price per ton	$13.58	$10.65	$11.86	$9.83
Sawtimber tons sold	31,600	57,000	234,300	123,700
Average sawtimber price per ton	$21.26	$23.98	$22.31	$21.77

Total tons sold	92,400	162,000	609,500	493,900
Average price per ton	$16.20	$15.34	$15.88	$12.82

Recreational Activity
Average recreational acres leased	118,500	128,200	120,400	129,800
Average price per leased acre	$9.08	$8.36	$9.08	$8.73
 _____________________

(a)	The majority of our fiber sales were to International Paper at market prices.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process (a) at year-end 2013 follows:

Project	County	Market	Project Acres (b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30

Georgia
Ball Ground	Cherokee	Atlanta	500
Crossing	Coweta	Atlanta	230
Fincher Road	Cherokee	Atlanta	3,890
Fox Hall	Coweta	Atlanta	960
Garland Mountain	Cherokee/Bartow	Atlanta	350
Martin’s Bridge	Banks	Atlanta	970
Mill Creek	Coweta	Atlanta	770
Serenity	Carroll	Atlanta	440
Wolf Creek	Carroll/Douglas	Atlanta	12,230
Yellow Creek	Cherokee	Atlanta	1,060

Texas
Lake Houston	Harris/Liberty	Houston	3,700
Total			25,830
 _____________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled (a), developed and under development real estate projects, at year-end 2013 follows:

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (f)
Projects we own
California
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	262	350	2	7
Pinery West	Douglas	100%	—	86	20	94
Stonebraker	Weld	100%	—	603	—	—
Tennessee
Azalea Park	Williamson	100%	20	153	—	—
Texas
Arrowhead Ranch	Hays	100%	—	387	—	6
Bar C Ranch	Tarrant	100%	292	813	—	—
Barrington Kingwood	Harris	100%	107	73	—	—
Cibolo Canyons	Bexar	100%	810	756	130	20
Harbor Lakes	Hood	100%	211	238	2	19
Hunter’s Crossing	Bastrop	100%	438	72	38	65
La Conterra	Williamson	100%	167	163	—	58
Lakes of Prosper	Collin	100%	41	244	—	—
Maxwell Creek	Collin	100%	876	123	10	—
Oak Creek Estates	Comal	100%	164	483	13	—
Park Place	Collin	100%	—	200	—	—
Stoney Creek	Dallas	100%	155	599	—	—
Summer Creek Ranch	Tarrant	100%	878	396	35	44
Summer Lakes	Fort Bend	100%	500	630	56	—
Summer Park	Fort Bend	100%	17	181	28	62
The Colony	Bastrop	100%	445	704	22	31
The Preserve at Pecan Creek	Denton	100%	478	316	—	7
Village Park	Collin	100%	664	92	3	2
Westside at Buttercup Creek	Williamson	100%	1,468	27	66	—
Other projects (10)	Various	100%	2,110	147	247	7

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (f)
Georgia
Seven Hills	Paulding	100%	711	379	26	113
The Villages at Burt Creek	Dawson	100%	—	1,715	—	57
Towne West	Bartow	100%	—	—	—	—
Other projects (17)	Various	100%	95	2,998	—	705
Florida
Other projects (2)	Various	100%	301	—	—	—
Other
Other projects (3)	Various	100%	500	453	—	—
			11,710	13,545	698	1,585

Projects in entities we consolidate
Texas
City Park	Harris	75%	1,287	482	50	115
Lantana (e)	Denton	55%	917	864	9	3
Timber Creek	Collin	88%	—	614	—	—
Willow Creek Farms II	Waller/Fort Bend	90%	90	315	—	—
Other projects (2)	Various	Various	9	198	—	129
Georgia
The Georgian	Paulding	75%	289	1,052	—	—
			2,592	3,525	59	247
Total owned and consolidated			14,302	17,070	757	1,832
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%	—	821	—	—
Fannin Farms West	Tarrant	50%	324	24	—	12
Harper’s Preserve	Montgomery	50%	284	1,409	8	51
Lantana (e)	Denton	Various	1,163	80	16	42
Long Meadow Farms	Fort Bend	38%	1,167	635	183	116
Southern Trails	Brazoria	80%	725	266	—	—
Stonewall Estates	Bexar	50%	330	56	—	—
Other projects (1)	Nueces	50%	—	—	—	15
Total in ventures			3,993	3,291	207	236
Combined total			18,295	20,361	964	2,068
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(a)
A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)
Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated or accounted for using the equity method.

(c)
Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest, and are net developable acres, which may be fewer than the gross acres available in the project.

(e)
The Lantana project consists of a series of 24 partnerships in which our voting interests range from 25 percent to 55 percent. We account for two of these partnerships using the equity method and we consolidate the remaining partnerships.

(f)	Excludes acres associated with commercial and income producing properties.

A summary of our significant commercial and income producing properties at year-end 2013 follows:

Project	Market	Interest Owned (a)	Type	Acres	Description
Radisson Hotel	Austin	100%	Hotel	2	413 guest rooms and suites
Eleven (b)	Austin	25%	Multifamily	3	257-unit luxury apartment
360° (b)	Denver	20%	Multifamily	4	304-unit luxury apartment
Midtown Cedar Hill (b)	Dallas	100%	Multifamily	13	354-unit luxury apartment
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(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly.

(b)	Construction in progress.